Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
June 9, 2009	Abu Dhabi Barcelona Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow	Munich New Jersey New York Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ligand Pharmaceuticals Incorporated

10275 Science Center Drive

San Diego, California 92121

Re:	Registration Statement on Form S-3/A; up to 872,699 shares of Ligand Pharmaceuticals Incorporated common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 872,699 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, of which up to 867,637 Shares may be issued pursuant to certain warrants (the “Warrants”) to purchase shares of Pharmacopeia, Inc. (“Pharmacopeia”) common stock which were assumed by the Company and became exercisable to purchase shares of Company common stock, and of which up to 5,062 Shares may be issued pursuant to Pharmacopeia’s Amended and Restated 2004 Stock Incentive Plan and Pharmacopeia’s 2000 Stock Option Plan (together, the “Plans”) which were assumed by the Company and, as a result, options granted thereunder became exercisable to purchase shares of Company common stock. The Shares are included in a registration statement on Form S-3/A under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2009 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares the Registration Statement will have become effective under the Act, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares will be taken in a timely manner, and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

June 9, 2009

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares (in the form of the specimen certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor (not less than par value) either in compliance with the provisions of the Warrants or in the circumstances contemplated by the Plans, assuming that the individual grants or awards under the Plans have been duly authorized by all necessary corporate action and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP